                           EXHIBIT 10.47
















































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

                        ESCROW AGREEMENT

     AGREEMENT made as of this 30th day of December, 1993, by and between Harman International Industries, Incorporated, a Delaware corporation ("Harman") and PNC Bank, National Association as escrow agent (the "Escrow Agent").

                           WITNESSETH:
     WHEREAS, Harman is defeasing its Series A Senior Notes due September 30, 1994 (the "Notes") by placing $26,850,649.80 with the Escrow Agent in the Escrow Fund for the benefit of the holders set forth on Schedule A attached hereto (the "Noteholders").
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
     1. Acceptance by Escrow Agent. The Escrow Agent hereby accepts the appointment as escrow agent hereunder and agrees to act on the terms and conditions hereinafter set forth.
     2. Irrevocable Escrow of Funds. Harman hereby transfers irrevocably to the Escrow Agent $26,850,649.80 to fund the Escrow Fund for the benefit of the Noteholders until the Termination Date (as defined in paragraph 11 of this Agreement).
     3. Investment of Escrow Fund. In accordance with the express written direction of Harman as set forth in Schedule B attached hereto (which Schedule B may be amended by Harman from time to time by providing written notice to the Escrow Agent in accordance with the terms hereof), the Escrow Agent shall invest the Escrow Fund in one of the following monetary assets (the

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"Essentially Risk-Free Securities"):  (1) Direct Obligations of the
U.S. government; (2) Obligations guaranteed by the U.S. government;
(3) Securities that are backed by U.S. government obligations as collateral under an arrangement by which the interest and principal payments on the collateral generally flow immediately through to the holder of the security. The exact proportions of investments in such Essentially Risk-Free Securities shall be as set forth in Schedule B attached hereto and as amended in writing by Harman subsequent to the date hereof.
     4. Rights and Responsibilities of Escrow Agent. The acceptance by the Escrow Agent of its duties hereunder is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control with respect to the Escrow Agent's rights, duties, liabilities and immunities:
          (a) The Escrow Agent shall act hereunder as a depositary only, and it shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any document furnished to the Escrow agent or any asset deposited with it.

          (b) The Escrow Agent shall be protected in acting upon written instructions from Harman if it, in good faith, believes such written instructions to be genuine and what they purport to be.

               Harman shall from time to time file with the Escrow Agent a certified copy of each resolution of its Board of Directors authorizing the person or persons to give written instructions. Such resolution shall specify the class of instructions that may be given by each person to the Escrow Agent, under this Agreement, together with certified signatures of such persons authorized to sign. This shall constitute conclusive evidence of the authority of the signatories designated therein to act. It shall be considered in full force and effect with the Escrow Agent fully protected in acting in reliance thereon unless and until it receives written notice to the contrary.



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

          (c) The Escrow Agent shall not be liable for any error of judgment or for any action taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith except its own gross negligence or willful misconduct.

          (d) Harman agrees to indemnify the Escrow Agent and hold it harmless from and against any loss, liability, expenses (including reasonable attorneys' fees and expenses), claim or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Escrow Agreement except for the gross negligence or willful misconduct of the Escrow Agent. These indemnities shall survive the resignation of the Escrow Agent or the termination of this Escrow Agreement.

          (e) The Escrow Agent shall have no duties except those specifically set forth in this Agreement. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes any and all other and prior agreements between them.

          (f) In accordance with the schedule of charges attached hereto as Schedule C, the fee of the Escrow Agent for its services as required hereunder for a period of one year or less shall be payable by Harman at or before the signing and delivery of this Escrow Agreement, the receipt of which the Escrow Agent acknowledges by the signing of this Escrow Agreement. Should the services of the Escrow Agent continue hereunder for a period of more than one year from the date hereof, the Escrow Agent shall be entitled to additional fees in accordance with the schedule of charges attached hereto as Schedule C.

     5. Statements. During the term of this Agreement, the Escrow Agent shall provide Harman with monthly statements containing the beginning balance in the escrow account as well as all principal and income transactions for the statement period. Harman shall be responsible for reconciling such statements. The Escrow Agent shall be forever released and discharged from all liability with respect to the accuracy of such statements, except with respect to any such act or transaction as to which Harman shall, within 90 days after the furnishing of the statement, file written objections with the Escrow Agent.
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
     6. Distributions. The Escrow Agent shall distribute the Escrow Funds to the Noteholders, or their successors and assigns, in accordance with the express written instructions of Harman as set forth on Schedule D attached hereto (which Schedule D may be amended by Harman from time to time by providing written notice to the Escrow Agent in accordance with the terms hereof). If the funds provided by Harman's written instructions regarding the investment of the Escrow Fund are insufficient to make any distribution specified in Schedule D, Harman shall provide additional funds to the Escrow Agent sufficient to make such
distribution.   Moneys in the Escrow Fund, if any, remaining on the
Termination Date (as defined in paragraph 11 of this Agreement) in excess of the amount required for the payments specified in Schedule D represent an overpayment by Harman and shall be transferred to Harman.
     7. Income. All income, including interest and dividends, earned on the Escrow Fund deposited hereunder (the "Income") shall be added to and held in the escrow account created hereunder.
     8. Tax Identification Number. All interest accrued in the Escrow Fund shall be for the account of Harman and shall be reported under applicable federal regulations using the tax identification number of Harman, which is #11-2534306.
     9. Indemnification as to Taxes, Penalties and Interest. Harman shall indemnify and hold harmless the Escrow Agent against and in respect of any liability for taxes and for any penalties or interest in respect of taxes attributable to the investment of

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funds held in escrow by the Escrow Agent pursuant to this
Agreement.
     10. Amendment. This Agreement may not be amended or supplemented and no provision hereof may be modified or waived, except by an instrument in writing, signed by the parties hereto.
     11. Termination. The purpose of this Escrow Agreement and the terms hereof shall terminate on the date of the final payment specified in Schedule D (the "Termination Date"). Upon the termination of this Agreement and upon the delivery of all or any portion of the Escrow Funds by the Escrow Agent, in accordance with the terms hereof, the Escrow Agent shall be relieved of any and all further obligations hereunder.
     12. Resignation. The Escrow Agent may resign at any time by giving thirty (30) days written notice of such resignation to Harman. If no successor Escrow Agent has been named at the expiration of the thirty (30) day period, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund as a depository. Upon notification by Harman of the appointment of a successor, the Escrow Agent shall promptly deliver the Escrow Fund and all materials in its possession relating to the Escrow Fund to such successor, and the duties of the resigning Escrow Agent shall thereupon in all respects terminate, and it shall be released and discharged from all further obligations hereunder.
          Similarly, the Escrow Agent may be discharged from its duties as Escrow Agent under this Agreement upon thirty (30) days written notice from Harman and upon payment of any and all fees due to Escrow Agent. In such event, the Escrow Agent shall be
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
 entitled to rely on instructions from Harman as to the disposition and delivery of the Escrow Fund to a new escrow agent.
     13. Execution. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument. The effective date of this Agreement shall be the date it is executed by the last party to do so.
     14. Miscellaneous. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns, as the case may be, and all references to such parties herein shall be deemed to also refer to any successors, assigns, heirs, administrators and legal representatives of said parties, as the case may be. The headings in this Agreement are for convenience of reference only and shall neither be considered as part of this Agreement, nor limit or otherwise affect the meaning hereof. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.








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     15.  Notices.  All instructions, notices and other
communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed by first class, registered mail, return receipt requested, postage prepaid, and addressed as follows:

          (a)  If to Harman:

                    Bernard A. Girod
                    Harman International Industries,
                      Incorporated
                    1101 Pennsylvania Ave., N.W.
                    Suite 1010
                    Washington, D.C. 20004



          (b)  If to the Escrow Agent:

                    PNC Bank, National Association
                    17th & Chestnut Streets, 5th Floor
                    Philadelphia, PA 19103
                         Attention:  Stuart P. Papavassiliou


























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     IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement date first above written.


HARMAN INTERNATIONAL INDUSTRIES,
  INCORPORATED
1101 Pennsylvania Ave., N.W.
Suite 1010
Washington, D.C. 20004





By:          /s/ Bernard A. Girod
     ---------------------------------
     Name:     Bernard A. Girod
     Title:    Chief Operating Officer,
               Chief Financial Officer
               and Secretary



PNC BANK, NATIONAL ASSOCIATION
17th & Chestnut Streets
Philadelphia, Pennsylvania  19103





By:        /s/ William C. Lambert
     ------------------------------
     Name:     William C. Lambert
     Title:    Vice President















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SCHEDULE A
THE NOTEHOLDERS

1. Connecticut Mutual Life Insurance, Private Placement
Investments, 140 Garden Street, Hartford, CT 06154 ,Tax ID # 51-
0339319, Account # 99001265, ABA# 011000028, Bank - State Street
Bank and Trust Co., Payment Details - Full & Co. Interest Series A
Notes AR9.

2. SMA Life Assurance Co., Securities Department,440 Lincoln
Street, Worcester, MA 01650,Tax ID # 04-6145677, Account #
40527368, ABA# 021000089, Bank - Citibank, Payment Details -
Interest Series A Notes AR4.

3. State Mutual Life Assurance Co., Securities Department,440
Lincoln Street, Worcester, MA 01650, Tax ID # 04-1867050, Account
# 40527296, ABA# 021000089, Bank - Citibank, Payment Details -
Interest Series A Notes AR5.

4. Massachusetts Mutual Life Insurance Co., GIA Insurance - 1295 State St. Springfield MA 01111-0001, Tax ID # 04-1590850, Account # 321029852, ABA# 021000128, Bank - Chemical Bank, Payment Details
- - Interest Series A Notes AR2 & AR8 Institutional Custody Dept.

5. Massachusetts Mutual Life Insurance Co., GIA Pension - 1295 State St. Springfield MA 01111-0001, Tax ID # 04-1590850, Account # 321029828, ABA# 021000128, Bank - Chemical Bank, Payment Details
- - Interest Series A Notes AR1 & AR7 Institutional Custody Dept.

6. Penn Mutual Life Insurance Co., Securties Investment Division, Independence Square, Philadelphia, PA 19172, Tax ID # 23-0952300, Account # 092497, ABA# 021001033, Bank - Bankers Trust Company, Payment Details - Interest Series A Notes AR3 99087897 Private Placement Administration.




















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Schedule B
Escrow Fund Investments


The Escrow Fund Assets Will Be Invested In:

25,745 Treasury Notes @ 4.00% With A Par Value Of 13+ Due September 30, 1994. Total amount invested is $26,111,061.08.

2.98% Treasury Bills With A Par Value of $745,000.00 Due March 31, 1994. Total amount invested is $739,388.72.

Cash of $200.00 Deposited in Escrow Account.





































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Schedule C
Fee Schedule For Escrow Agent Services


Annual Account Administration

     $2,000.00

Standard Transactions


     Manual Cash Movement          $10.00 each
     Book Entry                    $15.00 each
     Physical                      $25.00 each

Temporary Investments of Excess Balances

     Automatic cash investments .30%. The cash investment vehicle will be one of the PNC Money Market Mutual Funds.



























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Schedule D
Termination Date


Payments to be made by the Escrow Fund:
                                        Payment   Payment
                                        3/31/94   9/30/94

Connecticut Mutual Life Insurance       $252,000  $5,252,000
SMA Life Insurance Company               $63,000  $1,313,000
State Mutual Life Assurance Co.          $63,000  $1,313,000
Massachusetts Mutual Life Ins Co.       $315,000  $6,565,000
Massachusetts Mutual Life Ins Co.       $315,000  $6,565,000
Penn Mutual Life Insurance Co.          $252,000  $5,252,000
































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